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INTERNATIONAL GAME TECHNOLOGY
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INTERNATIONAL GAME TECHNOLOGY
Annual Meeting of Stockholders
March 5, 2012

Supplemental Information Regarding Proposal 2
Advisory Vote on Executive Compensation

At the 2012 Annual Meeting, our stockholders will vote on an advisory resolution to approve the compensation of our named executive officers (“NEOs”). This resolution – commonly known as the “say-on-pay proposal” – appears as Proposal No. 2 in our proxy materials (including our 2012 proxy statement filed with the Securities and Exchange Commission on January 23, 2012). Our Board of Directors has unanimously recommended that you vote FOR Proposal No. 2.

Three proxy advisory firms have recently issued voting recommendations with respect to the say-on-pay proposal. While we are pleased to announce that each of Glass Lewis & Co., an independent proxy advisory firm, and Egan-Jones Proxy Services, an independent proxy advisory firm, has recommended that its clients vote “FOR” the say-on-pay proposal, we also understand that another proxy advisory firm, ISS Proxy Advisory Services (“ISS”), has recommended that its clients vote “AGAINST” this proposal.

For the reasons set forth below and in our 2012 proxy statement, we believe IGT’s executive compensation program directly links pay with performance, and we urge you to vote FOR proposal No. 2, the advisory vote on executive compensation.

Solid Fiscal 2011 Financial and Operational Performance

The fiscal year ended September 30, 2011 (“fiscal 2011”) was the first full year in which all key components of IGT’s current management team were in place. For fiscal 2011, our consolidated revenues increased 2% to $1.96 billion, operating income increased 19% to $505 million, and income from continuing operations per share increased 33% to $0.97. Furthermore, we grew our domestic gaming operations installed base for the first time since our 2007 fiscal year and improved our consolidated gross profit margin 150 basis points to 58%. We believe these results demonstrate the impact that our current management team has had on our business. Please refer to our Annual Report on Form 10-K for fiscal 2011 for further information relating to our financial condition and results of operations.

In addition, using the ISS financial performance measure of “total stockholder return” (“TSR”) and the benchmarks used by ISS, comparing IGT’s performance against industry peers (using Global Industry Classification Standard (GICS) subcode 2530 Consumer Services) and index peers (i.e., the S&P 500 index), IGT’s TSR (2.03%) outperformed both the industry peer group TSR (-6.96%) and the index peer group TSR (1.14%) during this one-year period.

Our Executive Compensation Approach Emphasizes Performance

The goals of our executive compensation program include (i) attracting and retaining top quality executives, (ii) motivating executives to achieve IGT’s financial and strategic goals by directly linking short-term compensation to a shared set of measurable corporate goals, (iii) creating and sustaining a sense of priority surrounding strategic execution and accountability for achieving key business objectives, and (iv) aligning the interests of our executives, employees and stockholders by emphasizing equity in executives’ total compensation. In designing our executive compensation program, we refer to a peer group as described in our 2012 proxy statement consisting of gaming and technology companies. We use this group for benchmarking purposes as this group reflects the companies that we directly compete with for executive talent.

The Compensation Committee believes that performance-based compensation in the form of incentive bonuses, which are solely tied to revenue and operating income performance measures, as well as long-term equity awards play a significant role in aligning executives’ interests with those of stockholders. As a result, the compensation of our executives is heavily weighted toward incentive bonuses and long-term equity awards. For fiscal 2011, the combined value of the performance-based incentive bonus and the long-term equity award for our Chief Executive Officer represented 90.6% of her total compensation.

For fiscal 2012, our Compensation Committee has taken further steps to strengthen the alignment of our executives’ interests with those of our stockholders. For fiscal 2012, the Compensation Committee approved long-term equity grants for our executives consisting of a combination of time-based restricted stock units (“RSUs”) and RSUs subject to both time-based and performance-based vesting requirements, with annual equity award grants consisting of time-based RSUs equal to 80% of the annual grant award value and RSUs subject to both time-based and performance-based vesting requirements equal to 20% of the annual grant award value. In addition, for fiscal 2012, the Compensation Committee approved the implementation of stock ownership guidelines for executive officers as an additional tool to align the interests of executive officers with IGT’s stockholders through the promotion of long-term equity ownership.

Rationale Behind Special Incentive Stock Grants

As described in the 2012 proxy statement, on October 4, 2010, our NEOs (excluding Eric A. Berg, who was not with IGT at the time) received special one-time incentive stock grants consisting of the normal annual grant of stock options and time-based RSUs with an additional grant of time-based RSUs. As described in the 2012 proxy statement, these grants were deemed essential to promote the longer-term retention of critical senior leadership. To achieve this goal, the time-based RSUs were granted with a value equal to approximately two-and-a-half times the normal annual time-based RSU grant and vest in full on the third anniversary of the grant date (rather than in four equal annual installments).

To better understand the rationale behind the special incentive stock grants, it is important to note the context in which the grants were approved. The IGT business environment at the time was marked by a new senior leadership team, a very competitive talent market, a challenging business environment, and a “turnaround” requirement to stabilize, transform and grow the business. The RSUs included in the special grants were structured to promote the retention of key executives over a three-year period to accomplish IGT’s strategic and operational goals. Because the RSUs vest in full on the third anniversary of the grant date, no executive has realized any value from the RSUs at this time. Furthermore, no executive will realize any value from the RSUs in the event the executive departs prior to October 4, 2013.

As referenced above, the special incentive grants were a one-time event. No such special grant has been awarded since the October 2010 special grant, and no future special grant is contemplated at this time.

Given IGT’s solid financial results in fiscal 2011, its pay for performance philosophy, and the steps the Compensation Committee has taken to further link executive pay with the company’s financial performance and align the interests of our executives with our stockholders, we respectfully request that you vote FOR Proposal No. 2.

Your vote is important to us, and we appreciate your ongoing support of International Game Technology.